Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle Levi Strauss & Co. (800) 438-0349 Investor-relations@levi.com	Media Contact:	Kris Marubio Levi Strauss & Co. (415) 501-6709 kmarubio@levi.com

Levi Strauss & Co. Completes Tender Offer, Accepts Notes Tendered and Announces Election to Redeem Notes

SAN FRANCISCO (May 22, 2012) – Levi Strauss & Co. today announced that it has completed its tender offer for any and all of its outstanding $350 million 8 7/8% Senior Notes due 2016 (the “Notes”).

A total of approximately $278.23 million (or 79.5%) of the $350 million aggregate principal amount of Notes were validly tendered in the tender offer which expired at midnight, New York City time, on May 21, 2012. These amounts include approximately $278.22 million of the Notes which were previously tendered by the early tender deadline and which were accepted and paid for by the company. The payment date for accepted Notes tendered after the early tender deadline but prior to the expiration of the tender offer is Tuesday, May 22, 2012.

BofA Merrill Lynch acted as the Dealer Manager and Solicitation Agent for the tender offer. Global Bondholder Services Corporation served as the Information Agent and Depositary.

On May 22, 2012, the trustee for the Notes, at the direction of the company, issued a notice of the redemption of all Notes that remain outstanding after the completion of the tender offer. The redemption date is May 25, 2012.

This press release does not constitute a notice of redemption. A notice of redemption is made only by a notice of redemption provided by the trustee of the Notes to the registered holders of the Notes.

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Forward Looking Statements

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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